Exhibit 11O

                           DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                 FOR THE FIVE FISCAL YEARS ENDED JANUARY 1, 2000

                                  1999                1998               1997              1996               1995
                                  ----                ----               ----              ----               ----

Net income                       $2,552,278          $3,080,895         $2,898,339        $3,065,220         $2,414,678
                                 ==========          ==========         ==========        ==========         ==========

Average number of
common shares
outstanding                       3,378,721           3,631,457          3,714,838         3,646,830          4,039,950

Dilutive effect of
stock options on
net income                          138,960             249,162            253,542           277,560            319,701
                                 ----------          ----------         ----------        ----------         ----------

                                  3,517,681           3,880,619          3,968,380         3,924,390          4,359,651
                                 ==========          ==========         ==========        ==========         ==========

Diluted earnings
per share:

Net income                        $0.73              $0.79              $0.73              $0.78              $0.55
                                  =====              =====              =====              =====              =====



Note: Per share amounts and shares outstanding have been adjusted for a five-for-four stock splits effective July 21, 1998 and June 13, 1997 and a four-for-three stock split in June 1996.